Exhibit 99.1

Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Second Quarter Fiscal Year 2020 Financial Results

Second Quarter 2020 Fresh Lemons Sold Increased 13.5% to 1,475,000 Cartons

Total Revenue for Second Quarter Fiscal 2020 was $39.6 Million Compared to $42.0 Million in Prior Year Quarter

Company Anticipates Record Lemon Volumes for Fiscal Year 2020

SANTA PAULA, Calif.-- (BUSINESS WIRE) - June 9, 2020 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq:LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the second quarter ended April 30, 2020.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “During the second fiscal quarter, our fresh lemon volume increased 13.5%; however, the effects of the COVID-19 pandemic dramatically reduced the pricing of lemons due to an oversupply in North America and reduction in overseas shipments. Foodservice restaurants and bars around the world closed due to COVID-19, offsetting the strong growth we achieved in grocery retail revenue. Avocado and orange revenues increased compared to the same period last year and our real estate development project, Harvest at Limoneira, has now closed 244 lot sales since project inception and the year to date pace of the home sales has been above expectations. The homebuilders working with us have sold 70 homes since the beginning of the calendar year, for a total of 112 homes sold out of the 244 initial lot closings.”

Mr. Edwards continued, “During the past few weeks of our third quarter of fiscal year 2020, we are continuing to experience strong volume in grocery retail and beginning to see a slow improvement in foodservice as certain states begin to open restaurants and bars on a limited basis. Given the economic uncertainty as a result of the COVID-19 pandemic, we took actions to improve our current liquidity position, including selling our position in Calavo stock, repurposing certain agriculture acreage, temporarily postponing non-essential capital expenditures, reducing operating costs, increasing our revolving line of credit and substantially reducing discretionary spending.”

Fiscal Year 2020 Second Quarter Results

For the second quarter of fiscal year 2020, total net revenue was $39.6 million, compared to total net revenue of $42.0 million in the second quarter of the previous fiscal year. Agribusiness revenue was $38.4 million, compared to $40.8 million in the second quarter of last fiscal year. Other revenue was $1.1 million, compared to $1.2 million in the second quarter of last fiscal year.

Agribusiness revenue for the second quarter of fiscal year 2020 includes $25.3 million in fresh lemon sales, compared to $26.3 million of fresh lemon sales during the same period of fiscal year 2019, with the decrease primarily the result of lower prices partially offset by an increase in volume of fresh lemons. Sales of $2.3 million by Trapani Fresh on 143,000 cartons of fresh lemons offset the decrease in revenues in the second quarter of fiscal year 2020. Approximately 1,475,000 cartons of fresh lemons were sold in aggregate during the second quarter of fiscal year 2020 at a $17.14 average price per carton compared to approximately 1,300,000 cartons sold at a $20.26 average price per carton during the second quarter of fiscal year 2019. The Company recognized $2.0 million of avocado revenue in the second quarter of fiscal year 2020, compared to minimal avocado revenue of $0.5 million in the same period last fiscal year. Approximately 1.2 million pounds of avocados were sold during the second quarter of fiscal year 2020 at a $1.64 average price per pound, compared to approximately 0.4 million pounds sold at a $1.27 average price per pound during the second quarter of fiscal year 2019.

The Company recognized $2.7 million of orange revenue in the second quarter of fiscal year 2020, compared to $2.0 million in the same period of fiscal year 2019, attributable to higher prices of oranges partially offset by a decrease in volume. Approximately 356,000 cartons of oranges were sold during the second quarter of fiscal year 2020 at a $7.49 average price per carton, compared to approximately 361,000 cartons sold at a $5.52 average price per carton during the second quarter of fiscal year 2019. Specialty citrus and other crop revenues were $1.2 million in the second quarter of fiscal year 2020, compared to $1.9 million in the second quarter of fiscal year 2019. The decrease was primarily the result of a decrease in volume partially offset by higher prices of specialty citrus.

Total costs and expenses for the second quarter of fiscal year 2020 decreased to $42.4 million, compared to $43.0 million in the second quarter of last fiscal year. The second quarter of fiscal year 2020 decrease in operating expenses was primarily attributable to decreases in agribusiness costs and expenses. Costs associated with agribusiness include packing costs, harvest costs, growing costs, costs related to the fruit procured and sold for third-party growers and depreciation and amortization expense.

Operating loss for the second quarter of fiscal year 2020 was $2.8 million, compared to a loss of $1.0 million in the second quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2020 was $5.0 million, compared to net income of $2.7 million in the second quarter of fiscal year 2019. Net loss per diluted share for the second quarter of fiscal year 2020 was $0.29 compared to net income per diluted share of $0.15 for the same period of fiscal year 2019.

Excluding the loss (gain) on stock in Calavo Growers, Inc. (“Calavo”), non-cash equity in loss (earnings) of Limoneira Lewis Community Builders, LLC (“LLCB”) and loss on asset disposals, adjusted net loss applicable to common stock was $1.4 million or $0.08 per diluted share, compared to second quarter of fiscal year 2019 adjusted net loss applicable to common stock of $1.6 million or $0.09 per diluted share.

Adjusted EBITDA was break-even in the second quarter of fiscal year 2020, compared to a gain of $0.8 million in the same period of fiscal year 2019. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.

Fiscal Year 2020 First Six Months Results

For the six months ended April 30, 2020, revenue was $81.2 million, compared to $84.1 million in the same period last fiscal year. The Company recognized $1.5 million of lemon and orange sales in Chile by PDA and San Pablo and $2.6 million of lemon and orange sales in Argentina by Trapani Fresh in the six months ended April 30, 2020. Operating loss for the first six months of fiscal year 2020 was $11.3 million, compared to operating loss of $4.0 million in the same period last fiscal year. Net loss applicable to common stock, after preferred dividends, was $11.6 million for the first six months of fiscal year 2020, compared to net loss of $2.1 million in the same period last fiscal year. Net loss per diluted share for the first six months of fiscal year 2020 was $0.66, compared to a net loss per diluted share of $0.12 in the same period of fiscal year 2019.

Excluding the loss (gain) on stock in Calavo, non-cash equity in loss (earnings) of LLCB and loss on asset disposals for the first six months of fiscal year 2020, adjusted net loss applicable to common stock was $6.6 million compared to adjusted net loss applicable to common stock of $3.6 million for the same period in fiscal year 2019. Excluding the loss (gain) on stock in Calavo, non-cash equity in loss (earnings) of LLCB and loss on asset disposals in the first six months of 2020, adjusted net loss per diluted share was $0.37 compared to adjusted net loss per diluted share of $0.21 for the same period in fiscal year 2019, based on approximately 17.6 million and 17.5 million, respectively, weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the six months ended April 30, 2020, net cash used in operating activities was $15.8 million, compared to net cash provided by operating activities of $4.0 million in the prior fiscal year. For the six months ended April 30, 2020, net cash provided by investing activities was $1.2 million, compared to net cash used in investing activities of $16.4 million in the prior fiscal year. Net cash provided by financing activities was $15.4 million for the six months ended April 30, 2020, compared to $13.3 million in the same period last fiscal year.

Long-term debt as of April 30, 2020 was $124.3 million, compared to $105.9 million at the end of fiscal year 2019.

In March 2020, the Company sold its 200,000 remaining shares of Calavo common stock for a total of $11.0 million, recognizing a loss of $6.3 million, which is included in other (expense) income in the consolidated statements of operations.

Real Estate Development

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, now named Harvest at Limoneira, broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. Through April 30, 2020, the joint venture has closed the sales of the initial residential lots representing 244 residential units, representing an increase of 34 sales during the first six months of fiscal 2020. Over the 6 to 9-year life of this project, the joint venture will have approximately 1,500 total residential units built and sold.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million. After transaction and other costs, the Company expects to receive proceeds of approximately $2.6 million and recognize an immaterial gain upon closing. At April 30, 2020, the $2.5 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

COVID-19

Limoneira is closely monitoring the impact of the COVID-19 pandemic and is taking actions to ensure its ability to safeguard the health of its employees, maintain the ability to serve customers and manage its financial performance and liquidity. The COVID-19 pandemic has had an adverse impact on the industries and markets the Company serves. In particular, the United States lemon market has seen a significant decline in volume, with overall lemon demand falling since widespread shelter in place orders were issued in mid-March 2020, resulting in significant market oversupply. The export market for fresh product has also significantly declined due to COVID-19 impacts.

Limoneira’s retail food and club grocery business has performed significantly better than expectations during this period, however this has been more than offset by a decline in its foodservice business from closures of full-service restaurants, quick service restaurants and bar business due to COVID-19.

Updated Fiscal Year 2020 Outlook

Because of uncertainty around the duration, scope and ultimate financial impact of the COVID-19 pandemic, Limoneira management is withdrawing its fiscal year 2020 outlook previously provided on March 11, 2020.

The decline in demand for our products during the second quarter of fiscal year 2020, which we believe was a result of the COVID-19 pandemic, negatively impacted our sales and profitability for the second quarter of 2020. The duration of these trends and the magnitude of such impacts cannot be estimated at this time, as they are affected by a number of factors, many of which are outside management’s control. Although subject to unforeseen changes that may arise as the COVID-19 pandemic continues to unfold, we currently expect record lemon volumes for fiscal year 2020 and improvement in adjusted EBITDA during the second half of 2020. We saw improved sell-through results during the month of May compared to March and April due to seasonality as well as foodservice businesses beginning to open in certain areas of the United States.

Longer-Term Growth Pipeline

Looking beyond fiscal year 2020, the Company has an additional 1,200 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 300 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2020 level by approximately 50%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. and international callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through June 23, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13704552.

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lç moñ âra) is a dedicated sustainability company with 15,700 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2020, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	April 30, 2020	October 31, 2019
Assets
Current assets:
Cash	$1,264	$616
Accounts receivable, net	20,659	15,114
Cultural costs	4,161	7,223
Prepaid expenses and other current assets	11,291	8,153
Receivables/other from related parties	6,276	2,985
Income taxes receivable	5,906	979
Total current assets	49,557	35,070

Property, plant and equipment, net	246,721	248,114
Real estate development	19,361	17,602
Equity in investments	60,413	58,223
Investment in Calavo Growers, Inc.	—	17,346
Goodwill	1,523	1,839
Intangible assets, net	11,682	12,407
Other assets	9,403	9,266
Total assets	$398,660	$399,867

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,451	$4,974
Growers payable	5,629	14,500
Accrued liabilities	6,503	8,261
Payables to related parties	3,819	906
Current portion of long-term debt	3,045	3,023
Total current liabilities	29,447	31,664
Long-term liabilities:
Long-term debt, less current portion	124,294	105,892
Deferred income taxes	22,160	24,346
Other long-term liabilities	6,109	5,467
Total liabilities	182,010	167,369
Commitments and contingencies

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at April 30, 2020 and October 31, 2019) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2020 and October 31, 2019) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2020 and October 31, 2019)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,857,707 and 17,756,180 shares issued and outstanding at April 30, 2020 and October 31, 2019, respectively)	179	178
Additional paid-in capital	161,227	160,254
Retained earnings	38,850	53,089
Accumulated other comprehensive loss	(8,806)	(7,255)
Noncontrolling interest	14,390	15,422
Total stockholders’ equity	205,840	221,688
Total liabilities and stockholders’ equity	$398,660	$399,867

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2020	2019	2020	2019
Net revenues:
Agribusiness	$38,439	$40,823	$78,922	$81,623
Other	1,132	1,212	2,305	2,430
Total net revenues	39,571	42,035	81,227	84,053
Costs and expenses:
Agribusiness	35,949	37,078	78,492	75,994
Other operations	1,117	1,119	2,386	2,226
Selling, general and administrative	5,338	4,843	11,648	9,858
Total costs and expenses	42,404	43,040	92,526	88,078
Operating loss	(2,833)	(1,005)	(11,299)	(4,025)
Other (expense) income:
Interest expense, net	(1,052)	(686)	(997)	(539)
Equity in (loss) earnings of investments	(371)	1,927	(491)	1,969
(Loss) gain on stock in Calavo Growers, Inc.	(4,275)	3,612	(6,299)	(298)
Other (loss) income, net	(280)	56	235	360
Total other (expense) income	(5,978)	4,909	(7,552)	1,492

(Loss) income before income tax benefit (provision)	(8,811)	3,904	(18,851)	(2,533)
Income tax benefit (provision)	3,505	(1,084)	6,641	677
Net (loss) income	(5,306)	2,820	(12,210)	(1,856)
Net loss (income) attributable to noncontrolling interest	423	(5)	900	(22)
Net (loss) income attributable to Limoneira Company	(4,883)	2,815	(11,310)	(1,878)
Preferred dividends	(126)	(126)	(251)	(251)
Net (loss) income attributable to common stock	$(5,009)	$2,689	$(11,561)	$(2,129)

Basic net (loss) income per common share	$(0.29)	$0.15	$(0.66)	$(0.12)

Diluted net (loss) income per common share	$(0.29)	$0.15	$(0.66)	$(0.12)

Weighted-average common shares outstanding-basic	17,634,000	17,554,000	17,602,000	17,516,000
Weighted-average common shares outstanding-diluted	17,634,000	18,225,000	17,602,000	17,516,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes loss (gain) on stock in Calavo, LLCB loss (earnings) in equity investment, gain or loss on asset disposals and impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. In addition, we have presented adjusted net loss attributable to Limoneira Company and adjusted loss per common share attributable to Limoneira Company to reflect the exclusion of loss (gain) on stock in Calavo, LLCB loss (earnings) in equity investment and loss on asset disposals. This presentation is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Updated Fiscal Year 2020 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2020	2019	2020		2019
Net (loss) income attributable to Limoneira Company	$(4,883)	$2,815	$(11,310)		$(1,878)
Interest expense, net	1,052	686	997		539
Income tax (benefit) provision	(3,505)	1,084	(6,641)		(677)
Depreciation and amortization	2,433	2,121	4,998	—	4,247
EBITDA	(4,903)	6,706	(11,956)		2,231
Loss (gain) on stock in Calavo Growers, Inc.	4,275	(3,612)	6,299		298
LLCB loss (earnings) in equity investment	116	(2,270)	61		(2,270)
Loss on asset disposals	514	—	514		—
Adjusted EBITDA	$2	$824	$(5,082)		$259

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net loss attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended April 30,		Six Months Ended April 30,
	2020	2019	2020	2019
Net (loss) income attributable to Limoneira Company	$(4,883)	$2,815	$(11,310)	$(1,878)
Preferred dividends and effect of unvested, restricted stock	(143)	(142)	(285)	(284)
Net loss for basic EPS	(5,026)	2,673	(11,595)	(2,162)
Loss (gain) on stock in Calavo (net of tax)	3,129	(2,608)	4,611	219
LLCB loss (earnings) in equity investment (net of tax)	85	(1,639)	45	(1,664)
Loss on asset disposals (net of tax)	376	—	376	—
Adjusted net loss attributable to Limoneira Company	$(1,436)	$(1,574)	$(6,563)	$(3,607)

Adjusted net loss for diluted EPS	$(1,436)	$(1,574)	$(6,563)	$(3,607)

Actual:
Basic net (loss) income per common share	$(0.29)	$0.15	$(0.66)	$(0.12)
Diluted net (loss) income per common share	$(0.29)	$0.15	$(0.66)	$(0.12)

Weighted-average common shares outstanding-basic	17,634,000	17,554,000	17,602,000	17,516,000
Weighted-average common shares outstanding-diluted	17,634,000	18,225,000	17,602,000	17,516,000
Adjusted:
Basic net loss per common share	$(0.08)	$(0.09)	$(0.37)	$(0.21)
Diluted net loss per common share	$(0.08)	$(0.09)	$(0.37)	$(0.21)

Weighted-average common shares outstanding-basic	17,634,000	17,554,000	17,602,000	17,516,000
Weighted-average common shares outstanding-diluted	17,634,000	17,554,000	17,602,000	17,516,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended April 30, 2020
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
External customers	$28,715	$3,883	$—	$2,022	$3,819	$38,439
Intersegment revenue	—	8,454	(8,454)	—	—	—
Total net revenues	28,715	12,337	(8,454)	2,022	3,819	38,439
Costs and expenses	26,961	10,328	(8,454)	1,561	3,393	33,789
Depreciation and amortization	—	—	—	—	—	2,160
Operating income	$1,754	$2,009	$—	$461	$426	$2,490

	Agribusiness Segment Information for the Three Months Ended April 30, 2019
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
External customers	$32,428	$3,954	$—	$540	$3,901	$40,823
Intersegment revenue	—	8,157	(8,157)	—	—	—
Total net revenues	32,428	12,111	(8,157)	540	3,901	40,823
Costs and expenses	27,915	10,664	(8,157)	921	3,875	35,218
Depreciation and amortization	—	—	—	—	—	1,860
Operating income (loss)	$4,513	$1,447	$—	$(381)	$26	$3,745

Fresh Lemons	Q2 2020	Q2 2019	Lemon Packing	Q2 2020	Q2 2019
United States:			Cartons sold	1,475	1,300

Acres harvested	4,100	3,800	Revenue	$12,337	$12,111
Limoneira cartons sold	529	530	Direct Costs	10,328	10,664
Third-party grower cartons sold	803	770	Operating income	$2,009	$1,447
Average price per carton	$17.14	$20.26
Argentina:			Avocados	Q2 2020	Q2 2019

Acres harvested	1,200	—	Pounds sold	1,233	388
Cartons sold	143	—	Average price per pound	$1.64	$1.27
Average price per carton	$16.08	$—
			Other Agribusiness	Q2 2020	Q2 2019
Lemon shipping and handling	$3,900	$4,000	Orange cartons sold	356	361
Lemon by-product sales	$1,600	$4,300	Average price per carton	$7.49	$5.52
Other lemon sales	$1,900	$1,800	Specialty citrus cartons sold	125	272
Chilean/Argentina lemon sales	$900	$1,000	Average price per carton	$9.22	$7.02

Agribusiness costs and expenses	Q2 2020	Q2 2019
Packing costs	$11,131	$10,664
Harvest costs	4,604	4,672
Growing costs	6,812	6,665
Third-party grower costs	11,242	13,217
Depreciation and amortization	2,160	1,860
Agribusiness costs and expenses	$35,949	$37,078